EXHIBIT 99.1

Hi-Tech Pharmacal Receives Tentative Approval for
Dorzolamide Hydrochloride with Timolol Maleate Ophthalmic Solution

Amityville, NY, April 10, 2008--- Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) announced today that the US Food and Drug Administration (FDA) has granted tentative approval to the Company’s Abbreviated New Drug Application (ANDA) for dorzolamide hydrochloride with timolol maleate ophthalmic solution. Hi-Tech’s dorzolamide hydrochloride with timolol maleate ophthalmic solution is the generic equivalent of Merck’s Cosopt® and is indicated for the treatment of glaucoma. According to IMS, Merck’s Cosopt® had sales of $334 million in 2007. The Company believes that it has 180 days of marketing exclusivity for generic dorzolamide hydrochloride with timolol maleate ophthalmic solution, and will begin marketing the product upon the completion of Merck’s pediatric exclusivity period in October 2008. The Company has a partner for the product who will share in the profits.

About Hi-Tech

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products for the general healthcare industry. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Bill Peters
Tel. (631) 789-8228
www.hitechpharm.com